Exhibit 10.17

Execution Version

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 9th day of December 2013 by and between Canada Goose Products Inc. (the “Company”) and Dani Reiss (the “Executive”), and effective as of the Closing Date (as such term is defined in the Asset Purchase Agreement even-dated herewith by and among the Company, Canada Goose Inc. and the Executive (as amended through the date hereof, the “Purchase Agreement”)). The Closing Date is referred to in this Agreement as the “Effective Date”. This Agreement is expressly conditioned upon the occurrence of the Closing (as such term is defined in the Purchase Agreement); should the Closing not occur, this Agreement shall be void and of no force or effect.

RECITALS

The Company desires to employ the Executive and the Executive desires to be employed on the terms and conditions set forth in this Agreement. In consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts continued employment.

2. Term. This Agreement will continue in effect until terminated in accordance with Section 5. The term of this Agreement is hereafter referred to as “the term of this Agreement” or “the term hereof”.

3. Capacity and Performance.

(a) During the term hereof, the Executive shall serve the Company and all of its subsidiaries as their President and Chief Executive Officer. In addition, and without further compensation, the Executive shall serve as a director of one or more of the Company’s Affiliates if so elected or appointed from time to time. The Company shall purchase and continue to maintain directors and officers insurance for the benefit of the Executive pursuant to the terms set forth in the Shareholders Agreement by and among Canada Goose Holdings Inc. and the shareholders named therein, even-dated herewith.

(b) During the term hereof, and subject to the terms and conditions set forth in this Agreement, the Executive shall devote his full business time and efforts, business judgment, skill and knowledge to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder. Subject to anything else contained in this Agreement, the Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement, except as may be expressly approved in advance by the Board of Directors of the Company (the “Board”) in writing.

(c) The Executive may continue to sit on or be involved with those not-for-profit, industry, trade, professional, charitable and other philanthropic boards or committees that are set forth on the schedule attached hereto as Exhibit A, including remaining the chairman of the board of Polar Bears International. The Executive may sit on or be involved with any additional not-for-profit, industry, trade, professional, charitable and philanthropic boards or committees, and the boards of any for-profit entities, in each case with the prior written approval of the Board (except, for the avoidance of doubt, such approval is not required to sit on the Board or the board of any of the Company’s Affiliates), not to be unreasonably withheld; the parties acknowledge that reasonable grounds for withholding such approval will exist if the Executive’s service on or involvement with the applicable board or committee, as determined by the Board in its reasonable discretion, (i) impedes on his ability to carry out his duties and responsibilities to the Company, (ii) creates a conflict of interest for the Executive, or would reasonably be expected to harm the Company’s reputation, given the nature of the business carried out by the applicable entity, (iii) breaches or is in conflict with any provision of this Agreement or (iv) violates any law. The Executive will be entitled to all fees earned by him in connection with sitting on any such board or committee. The Executive acknowledges and agrees that he will not, at any one time during the term of this Agreement, sit on more than four (4) for-profit and not-for-profit boards (or similar committees), in the aggregate, unless otherwise expressly permitted by the Board.

(d) The Executive is permitted to carry out paid speaking engagements, lectures and similar activities, and will be entitled to all fees earned by him in connection with same, provided that he will not engage in such paid activities more than five (5) times in any calendar year during the term of this Agreement without the prior written approval of the Board, not to be unreasonably withheld, with reasonable grounds for withholding such approval to be the same as those set forth in Section 3(c) hereof, as determined by the Board in its reasonable discretion. The Executive is also permitted to carry out unpaid speaking engagements, lectures and similar activities, provided that such unpaid activities are consistent with the Executive’s past practice and do not impede on his ability to carry out his duties and responsibilities to the Company.

(e) During the term hereof, and subject to anything else contained in this Agreement, the Executive shall comply with all Company policies, practices and procedures and all codes of ethics or business conduct applicable to the Executive’s position, as in effect from time to time.

(f) So long as the Executive is the President and/or Chief Executive Officer of the Company, David Reiss will (i) be entitled to retain an office at the Company’s headquarters, if the Executive determines one is available for him, and (ii) retain the title of Honorary Chairman of the Company.

4. Compensation and Benefits. As compensation for all services performed by the Executive hereunder during the term hereof, and subject to the performance of the Executive’s duties and responsibilities to the Company and its Affiliates, pursuant to this Agreement or otherwise:

(a) Base Salary. During the term of this Agreement, the Company shall pay the Executive a base salary at the rate of One Million Canadian Dollars (CAN$1,000,000) per year, payable in accordance with the normal payroll practices of the Company for its executives as in effect from time to time and subject to annual review and increase by the Board, in its sole discretion. Such base salary, as from time to time increased, is hereafter referred to as the “Base Salary”.

(b) Annual Bonus Compensation. For each fiscal year completed during the term hereof, including the partial initial fiscal year, the Executive shall be eligible to earn a bonus. The Executive’s target bonus for each complete fiscal year, following the partial initial fiscal year, shall be the sum of (i) Seven Hundred Fifty Thousand Canadian Dollars (CAN$750,000) and (ii) any amount by which the Base Salary is increased following the date hereof, with the actual amount of the bonus, if any, to be determined by the Board. The Executive acknowledges that with respect to his bonus for each complete fiscal year following the partial initial fiscal year: (i) metrics used to determine the amount of any annual bonus may change each fiscal year at the discretion of the Board, and such metrics in respect of each fiscal year will be communicated by the Board to the Executive, in writing, no more than sixty (60) days following the start of such fiscal year; (ii) he has no expectation that in any fiscal year there will be a bonus; and (iii) the amount of the Executive’s bonus, if any, that the Executive may be granted may change from year to year. For the partial initial fiscal year, the Executive will be entitled to a bonus of Five Hundred Thousand Canadian Dollars (CAN$500,000) if the Company (on a consolidated basis) achieves the sales and EBITDA targets set out in in the May 2013 Project Alert Confidential Information Memorandum; a failure to achieve such targets will result in the Executive’s bonus entitlement being reduced from Five Hundred Thousand Canadian Dollars (CAN$500,000) on a proportionate basis with the sales and EBITDA target shortfall. For purposes of determining the Executive’s bonus entitlement for the partial initial fiscal year, (I) the aforementioned sales target and EBITDA target will be evenly weighted and measured based on the business’ performance from April 1, 2013 through March 31, 2014 (which, for certainty, will include Canada Goose Inc.’s consolidated performance prior to the Closing Date and the Company’s consolidated performance on and following the Closing Date) and (2) the calculation of EBITDA shall not include one-time fees and expenses associated with the transactions contemplated by the Purchase Agreement and charged to the Company or Canada Goose Inc. In order to receive an annual bonus under this Section 4(b) for any fiscal year (including the partial initial fiscal year), except as otherwise provided in Section 5 of this Agreement, the Executive must be actively employed by the Company or an Affiliate (excluding any notice period) on the last day of such fiscal year. For greater certainty, other than as specifically provided in Section 5 hereof, no period of notice or pay in lieu thereof that is given or that ought to have been given in respect of any termination of employment will be considered as extending the Executive’s period of employment for the purpose of determining the Executive’s entitlement to a bonus payment.

(c) Vacations. During the term hereof, the Executive shall be entitled to five (5) weeks of vacation per annum (provided, however, that should any other employee of the Company or an Affiliate be entitled to greater than five (5) weeks of vacation per annum, the Executive’s vacation entitlement shall be increased to equal the vacation entitlement of such other employee), to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company. Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time.

(d) Employee Benefit Plans. During the term hereof and subject to any contribution therefor generally required of employees of the Company, the Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for employees of the Company generally, except to the extent any employee benefit plan provides for benefits otherwise provided to the Executive hereunder. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable Company policies and (iii) the discretion of the Board or any administrative or other committee provided for under or contemplated by such plan. The Executive shall have no recourse against the Company under this Agreement or otherwise in the event that the Company should alter, modify, add to or eliminate any or all of its employee benefit plans in effect for employees or executives of the Company or an Affiliate generally, provided that under such circumstances no other employee(s) of the Company or an Affiliate are being offered or provided with employee benefits which are better than those being offered or provided to the Executive.

(e) Business Expenses. Subject to anything else contained in this Agreement, the Company shall pay or reimburse the Executive for reasonable and customary business expenses, including those consistent with past practice of the Business, incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to travel and other policies and such reasonable substantiation and documentation as may be required by the Company from time to time. The Company acknowledges and agrees that when the Executive travels for business he will, at his option, travel business class whenever possible, and stay in first class hotels, in suites whenever possible, in either case consistent with past practice of the Business; provided that, over the course of a fiscal year, the average lodging expenses will not exceed $1,000 per night (inclusive of taxes).

For greater certainty under Section 5 below, any business expenses incurred by the Executive which have not yet been reimbursed as of the date of termination of the Executive’s employment hereunder, for any reason, will be reimbursed to the Executive following the date of termination provided that such expenses and required substantiation and documentation are submitted within sixty (60) days following termination, and that such expenses are reimbursable under the terms of this Agreement.

(f) Medcan Health Plan. The Company shall continue to pay for the Executive’s Medcan chairman’s plan (in addition to the Medcan executive plan provided to all VPs and senior executives), or any replacement or substitution plan(s) therefor, at substantially the same costs as those in effect immediately prior to the Closing Date, in addition to the Executive’s group health benefits contemplated in Section 4(d) above.

5. Termination of Employment and Severance Benefits. The Executive’s employment hereunder shall terminate under the following circumstances:

(a) Death. In the event of the Executive’s death during the term hereof, the date of death shall be the date of termination, and the Company shall pay or provide to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive in a notice received by the Company, to his estate: (i) any Base Salary earned but not paid through the date of termination, (ii) pay for any vacation time earned but not used through the date of termination, (iii) subject to the timing rules of Section 4(b) above, any bonus compensation awarded for the fiscal year preceding that in which termination occurs, but unpaid on the date of termination, and (iv) any business expenses incurred by the Executive but unreimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within sixty (60) days following termination, and that such expenses are reimbursable under the terms of this Agreement (all of the foregoing, payable subject to the timing limitations described herein, “Final Compensation”). The Company shall have no further obligation or liability to the Executive. Other than business expenses described in Section 5(a)(iv), Final Compensation shall be paid to the Executive’s designated beneficiary or estate within thirty (30) days following the date of death in a lump sum.

(b) Disability.

(i) The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder (notwithstanding the provision of any reasonable accommodation) for one hundred eighty (180) consecutive days or an aggregate of two hundred forty (240) days during any period of three hundred sixty-five (365) consecutive days. In the event of such termination, the Company shall have no further obligation or liability to the Executive, other than to provide the Executive with his minimum entitlement to notice, severance pay (if any) and benefits continuation under applicable employment standards legislation and for payment of any Final Compensation due the Executive. Other than business expenses described in Section 5(a)(iv), Final Compensation shall be paid to the Executive within thirty (30) days following the date of termination of employment in a lump sum.

(ii) The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability. If any question shall arise as to whether the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company, from a company such as Medcan or Medysis, to determine whether the Executive is disabled, and such determination shall for the purposes of this Agreement be conclusive. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.

(c) By the Company for Cause. The Company may terminate the Executive’s employment hereunder for just cause, as determined under the common law (“Cause”) at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. Upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Company shall have no further obligation or liability to the Executive, other than for any Final Compensation due to the Executive. Other than business expenses described in Section 5(a)(iv), Final Compensation shall be paid to the Executive within thirty (30) days following the date of termination of employment in a lump sum.

(d) By the Company Other Than for Cause. The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon notice to the Executive. In the event of such termination, in addition to any Final Compensation due to the Executive, the Company will (i) pay the Executive severance pay, for the period of twelve (12) months following the date of termination of his employment, at a per annum rate equal to the sum of (A) Seven Hundred Fifty Thousand Canadian Dollars (CAN$750,000) and (B) any amount by which the Base Salary is increased following the date hereof; (ii) pay the Executive a pro rata amount of the annual bonus, if any, that would have been payable to the Executive pursuant to

Section 4(b) hereof if the Executive’s employment with the Company had not terminated during the fiscal year, which pro rata amount shall be determined by multiplying (A) the annual bonus earned by the Executive for the fiscal year immediately preceding the fiscal year in which the termination occurs, by (B) a fraction, the numerator of which is the number of days during the performance period in which the Executive was employed by the Company and the denominator of which is three hundred and sixty-five (365) and (iii) continue the Executive’s participation in the benefits plans described in Section 4(d) for the minimum period required by applicable employments standards legislation (collectively, the “Severance Benefits”). The Company shall also pay the Executive any Final Compensation due him (other than business expenses described in Section 5(a)(iv)) in a lump sum within thirty (30) days following the date of the termination of employment. Any obligation of the Company to provide the Severance Benefits in excess of statutory minimums is conditioned, however, on the Executive signing (in such a manner that will give legal effect) and returning to the Company a release of claims in the form attached hereto as Exhibit B within ten (10) days following the date of termination (any such release submitted by such deadline, the “Release of Claims”) and on the Executive’s continued compliance with the obligations of the Executive to the Company and its Affiliates under this Agreement that survive termination of his employment, including without limitation under Sections 7, 8 and 9 of this Agreement. All severance pay to which the Executive is entitled hereunder which exceeds statutory minimums shall be in the form of salary continuation, payable in accordance with the normal payroll practices of the Company for its executives, with the first payment, which shall be retroactive to the day immediately following the date the Executive’s employment terminated, being due and payable, on the Company’s next regular payday for executives that follows the date on which the Company receives the Executive’s signed Release of Claims. Any pro rata annual bonus to which the Executive is entitled hereunder shall be paid to the Executive at the same time that annual bonuses for the applicable fiscal year are paid to senior executives of the Company generally in accordance with Section 4(b).

(e) By the Executive for Good Reason. The Executive may terminate his employment hereunder for Good Reason by (A) providing notice to the Company specifying in reasonable detail the condition giving rise to the Good Reason no later than the thirtieth (30th) day following the occurrence of that condition; (B) providing the Company a period of thirty (30) days to remedy the condition and so specifying in the notice; and (C) terminating his employment for Good Reason within thirty (30) days following the expiration of the period to remedy if the Company fails to remedy the condition. The following, if occurring without the Executive’s express written consent, shall constitute “Good Reason” for termination by the Executive:

(i) a material diminution in the nature or scope of the Executive’s duties, authority and/or responsibilities;

(ii) a reduction in Base Salary or bonus opportunity (i.e. the target bonus) as set forth in Section 4(b) hereof;

(iii) a material breach or non-observance by the Company of any provision of this Agreement which is not remedied within the above-mentioned cure period;

(iv) any requirement by the Company that the Executive’s principal office be relocated, or that the Company’s headquarters be relocated, to a location which is outside of Toronto; or

(v) if the Company and/or its Affiliates move or have definitive plans to move any of their production, other than the component build program, outside of Canada while (A) there is still sufficient production capacity inside of Canada which can reasonably be procured in a timely manner and on commercially reasonable financial terms, and (B) the gross margins of the Company and its Affiliates have not materially declined from the previous year due to the fact that production has remained in Canada, as reasonably determined by the Board in good faith.

In the event of a termination of employment in accordance with this Section 5(e), the Executive will be entitled to receive the Severance Benefits he would have been entitled to receive had he been terminated by the Company other than for Cause pursuant to and in accordance with Section 5(d) above, provided that the Executive signs (in such a manner that will give legal effect) and returns (without revoking) a timely Release of Claims as set forth in Section 5(d). The Company shall also pay the Executive any Final Compensation due him in a lump sum within thirty (30) days (other than business expenses described in Section 5(a)(iv)) following the date of the termination of employment. For the avoidance of doubt, nothing in this Section 5(e) will constitute a waiver of the Executive’s right to bring a claim asserting constructive dismissal in a court of competent jurisdiction.

(f) By the Executive without Good Reason. The Executive may terminate his employment hereunder at any time upon ninety (90) days’ prior written notice to the Company. In the event of termination of the Executive’s employment in accordance with this Section 5(f), the Board may elect to waive the period of notice, or any portion thereof. The Company shall also pay the Executive any Final Compensation due him in a lump sum within thirty (30) days (other than business expenses described in Section 5(a)(iv)) following the date of the termination of employment.

(g) Exclusive Right to Severance. The Executive agrees that the Severance Benefits to be provided to him in accordance with the terms and conditions set forth in this Agreement are intended to be inclusive of all termination and/or severance payments that may be required at common law or under the applicable employment standards legislation. The Executive hereby knowingly and voluntarily waives any right he might otherwise have to participate in or receive benefits under any other plan, program or policy of the Company providing for severance or termination pay or benefits.

6. Effect of Termination. The provisions of this Section 6 shall apply to any termination of the Executive’s employment under this Agreement, pursuant to Section 5 or otherwise.

(a) Provision by the Company of Final Compensation and Severance Benefits, if any, (and notice, severance pay (if any) and benefits continuation, under Section 5(b)(i), if applicable), that are due to the Executive in each case under the applicable termination provision of Section 5 shall constitute the entire obligation of the Company to the Executive. Following the Company’s request, the Executive shall promptly give the Company notice of all facts necessary for the Company to determine the amount and duration of its obligations in connection with any termination pursuant to Section 5 hereof.

(b) Except as otherwise provided in Section 5 hereof, the Executive’s participation in all employee benefit plans of the Company shall terminate pursuant to the terms of the applicable plan documents based on the date of termination of the Executive’s employment without regard to any Base Salary for notice waived pursuant to Section 5(f) hereof or to any Severance Benefits or other payment made to or on behalf of the Executive following such date of termination.

(c) Provisions of this Agreement shall survive any termination of the Executive’s employment if so provided herein or if necessary or desirable fully to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Sections 7, 8 and 9 hereof. The obligation of the Company to provide Severance Benefits hereunder, which exceed statutory minimums, and Executive’s right to retain such payments, is expressly conditioned on the Executive’s continued full performance in accordance with Sections 7, 8 and 9 hereof. The Executive recognizes that, except as expressly provided in Section 5(d) or 5(e) hereof, or with respect to Base Salary paid for notice waived pursuant to Section 5(f) hereof, no compensation is earned after termination of employment.

(d) The Executive shall be entitled to retain his mobile phone (or PDA) and phone number following any termination of the Executive’s employment; provided that the Company shall be permitted to delete from such mobile phone or PDA any and all Confidential Information, Documents and Third-Party Documents (each as defined in Section 7 hereof) at the time the Executive’s employment terminates.

(e) Following any termination of the Executive’s employment, the Company shall return to the Executive all personal items of the Executive which are located at or on the Company or any of its Affiliates’ premises or under any of their possession or control, including, without limitation, the items listed in Exhibit C hereto (collectively, “Personal Items”). Any items that are provided to the Executive in his capacity as President and/or Chief Executive Officer of the Company, which are not considered Personal Items, and could reasonably be expected to have a market value of or greater than One Thousand Canadian Dollars (CAN$1,000), will only be retained by the Executive following termination of his employment in the Board’s discretion, after consultation with the Executive.

7. Confidential Information.

(a) The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information, that the Executive may develop Confidential Information for the Company or its Affiliates and that the Executive may learn of Confidential Information during the course of employment. The Executive agrees that all Confidential Information which the Executive creates or to which he has access as a result of his employment or other associations with the Company or any of its Affiliates is and shall remain the sole and exclusive property of the Company or its Affiliate, as applicable. The Executive shall comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall never disclose to any Person (except as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Affiliates), or use for his own benefit or gain or the benefit or gain of any other Person, any Confidential Information obtained by the Executive incident to his employment or any other association with the Company or any of its Affiliates. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination. Further, the Executive agrees to furnish prompt notice to the Company of any required disclosure of Confidential Information sought pursuant to subpoena, court order or any other legal process or requirement, and agrees to provide the Company a reasonable opportunity to seek protection of the Confidential Information prior to any such disclosure.

(b) All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or any of its Affiliates and any copies or derivatives (including without limitation electronic), in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. Except as required for the proper performance of the Executive’s regular duties for the Company or as expressly authorized in writing in advance by the Board or its expressly authorized designee, the Executive will not copy any Documents or remove any Documents or copies or derivatives thereof from the premises of the Company. The Executive shall safeguard all

Documents and shall surrender to the Company at the time his employment terminates, and at such earlier time or times as the Board or its designee may specify, all Documents and other property of the Company or any of its Affiliates and all documents, records and files of the customers and other Persons with whom the Company or any of its Affiliates does business (“Third Party Documents,” and each individually a “Third Party Document”) then in the Executive’s possession or control; provided, however, that if a Document or Third-Party Document is on electronic media, the Executive may, in lieu of surrendering the Document or Third-Party Document, provide a copy to the Company on electronic media and delete and overwrite all other electronic media copies thereof. The Executive also agrees that, upon request of any duly authorized officer of the Company, the Executive shall disclose all passwords and passcodes necessary or desirable to enable the Company or any of its Affiliates or the Persons with whom the Company or any of its Affiliates do business to obtain access to the Documents and Third-Party Documents.

8. Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive also hereby waives all moral rights to any copyright assigned hereunder. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations, but the Company shall be responsible for all out-of-pockets costs and expenses incurred by the Executive in complying with these obligations. All copyrightable works that the Executive creates forming part of the Intellectual Property shall be considered “works made for hire” and “works made in the course of employment” and shall, upon creation, be owned exclusively by the Company. During the term of this Agreement, the Executive consents to the use by the Company, its Affiliates and their respective agents and representatives, of the name, voice, likeness, image and other recognizable features of the Executive in the ordinary course of the Company’s business, and to further the commercial goals of the Company. The Executive (i) represents and warrants that, as of the date hereof, such recognizable features have not been used by the Company or any of its Affiliates outside the ordinary course of the Company’s business and (ii) agrees that, during the term hereof, he will be responsible for ensuring that the Company and its Affiliates do not use such recognizable features outside the ordinary course of the Company’s business.

9. Restricted Activities. The Executive agrees that the following restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates:

(a) While the Executive is employed by the Company and for a period of twelve (12) months after his employment terminates, regardless of the basis or timing of that termination, (the “Non-Competition Period”), the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, carry on or be engaged in or have any financial or other interest in or be otherwise commercially involved in any endeavour, activity or business which is competitive with the Business of the Company or any of its Affiliates or undertake any planning for any business competitive with the Business of the Company or any of its Affiliates within any jurisdiction listed on Exhibit D hereto, or any other jurisdiction within which the Company and/or any of its Affiliates conducts business or has specific plans to conduct business at or prior to the date that the Executive’s employment terminates (the “Restricted Area”). Specifically, but without limiting the foregoing, the Executive agrees not to, without the prior written consent of the Company, engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the Business of the Company or any of its Affiliates, as conducted or under consideration at any time during the Executive’s employment, within the Restricted Area and further agrees not to work for or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person who is engaged in any business that is competitive with the Business of the Company or any of its Affiliates for which the Executive has provided services, as conducted or in planning during his employment within the Restricted Area. The foregoing, however, shall not prevent the Executive’s passive ownership of three (3) percent or less of the equity or debt securities of any publicly traded company. The Company hereby acknowledges that it has approved of the Executive making the investments outlined, generally, in a letter from the Company to the Executive even-dated herewith, and that such investments, as described in such letter, shall not constitute a violation of the terms of this Agreement.

(b) Subject to anything else contained in this Agreement (including, without limitation, under Sections 3(c) and (d) hereof), the Executive agrees that, during his employment with the Company, he will not undertake any outside activity, whether or not competitive with the Business of the Company or any of its Affiliates that could reasonably give rise to a conflict of interest or otherwise interfere with any of his duties or obligations to the Company or any of its Affiliates.

(c) The Executive agrees that, during his employment and for a period of twenty four (24) months after his employment terminates, regardless of the basis or timing of that termination (the “Non-Solicitation Period”), he will not directly or indirectly (i) solicit or encourage any Customer or Prospective Customer to terminate or diminish its relationship with the Company or its Affiliates; or (ii) seek to persuade any such Customer or Prospective Customer to conduct with anyone else any business or activity which such Customer or Prospective Customer conducts or could reasonably be expected to conduct with the Company or any of its Affiliates; provided that these restrictions shall apply during the Non-Solicitation Period only if the Executive has performed work for such Customer or Prospective Customer during his employment with the Company or one of its Affiliates or been introduced to, or otherwise had contact with, such Customer or Prospective Customer as a result of his employment or other associations with the Company or one of its Affiliates or has had access to Confidential Information that would assist in the Executive’s solicitation of such Person.

(d) The Executive agrees that during his employment (excluding any activities undertaken on behalf of the Company or any of its Affiliates in the course of his duties) and during the Non-Solicitation Period, the Executive will not, and will not assist any other Person to, (i) hire or solicit for hiring any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment or (ii) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them; provided, however, that during the Non-Solicitation Period, (x) these restrictions shall apply only to employees and independent contractors who have provided services to the Company at any time within the two (2) years preceding the date of termination of the Executive’s employment, (y) these restrictions shall not apply as it relates to the Executive’s executive assistant, and (z) the restrictions against solicitation shall not apply with respect to any general solicitations of employees or independent contractors issued to the general public.

10. Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 7, 8 and 9 hereof. The Executive agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates; that each and every one of these restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent him from obtaining other suitable employment during the period in which the Executive is bound by them. The Executive further agrees that he will never assert, or permit to be asserted on his behalf, in any forum, any position contrary to the foregoing. The Executive further acknowledges that, were he to breach any of the covenants contained in Sections 7, 8 or 9 hereof, the damage to the Company could be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to apply for preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of Section 7, 8 or 9 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. No Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any other obligations to any Person or to any court order, judgment or decree that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

12. Definitions. Capitalized words or phrases shall have the meanings provided in this Section 12 and as provided elsewhere herein:

(a) “Affiliate” means any person or entity directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority or equity interest. For the avoidance of doubt, Affiliates does not include (i) Bain Capital or Canada Goose Holdings Inc. or any of their affiliates, or any other portfolio company or affiliate of a portfolio company of any investment fund associated with Bain Capital, other than, in each case, the Company and its direct and indirect parents and subsidiaries, or (ii) Down the Road Enterprises Incorporated or any other direct or indirect holding company of the Executive or of any Person related to the Executive.

(b) “Business” means the (i) manufacturing, distribution, marketing and sale of outdoor apparel and related accessories and (ii) any other line of business that the Company conducts or, as reflected in the Company’s business plans or Board minutes, has specific plans to conduct; provided, however, that for the portion of the Non-Competition Period that follows the termination of the Executive’s employment with the Company, subsection (ii) shall be determined as of the date that the Executive’s employment terminates.

(c) “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by Persons with whom they compete or do business, or with whom they plan to compete or do business, and any and all information not publicly known which, if disclosed by the Company or any of its Affiliates, would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and special needs of the customers of the Company and its Affiliates and (v) the people and organizations with whom the Company and its Affiliates have business relationships and the nature and substance of those relationships. Confidential Information also includes information that the Company or any of its Affiliates has received, or may receive hereafter, belonging to others that was received by the Company or any of its Affiliates with any understanding, express or implied, that it would not be disclosed. Notwithstanding any of the foregoing, Confidential Information shall not include any information that (i) has become generally known to the public or in the relevant industry through no breach hereof on the part of the Executive or any other Person having an obligation of confidentiality to the Company or any of its Affiliates which the Executive is aware of, or (ii) known by the Executive in connection with any personal investments made or considered, or which in the future may be made or considered, by him, including, without limitation, the investments approved by the Company in the letter delivered to the Executive even-dated herewith, or (iii) relates to any Excluded Intellectual Property (as hereinafter defined).

(d) “Customer” means any Person who, in the immediately preceding twenty four (24) month period, has, with the Executive’s knowledge, purchased from the Company or any of its Affiliates (or its or their respective predecessors) any product or service produced, sold, licensed, or distributed by the Company or any of its Affiliates in respect of their business.

(e) “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment that relate either to the Products or to any prospective activity of the Company or any of its Affiliates or that result from any work performed by the Executive for the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates. For greater certainty, Intellectual Property does not include any of the foregoing which relates to the name, initials, likeness or image of the Executive, or anything conceived, made, created, developed or reduced to practice by the Executive (or Down the Road Enterprises Incorporated) which (y) does not relate to the Business or make use of Confidential Information and (z) has never been used by, and is not intended for use by, the Company (collectively, the “Excluded Intellectual Property”).

(f) “Person” means a natural person, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

(g) “Products” means all products planned, researched, developed, tested, sold, licensed, leased, or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or otherwise planned by the Company or any of its Affiliates, during the Executive’s employment.

(h) “Prospective Customer” means (i) any Person solicited by the Executive on behalf of the Company or any of its Affiliates for any purpose relating to the business of the Company or any of its Affiliates at any time during the immediately preceding twelve (12) month period; and (ii) any Person solicited by the Company or any of its Affiliates with the Executive’s knowledge for any purpose relating to the business of the Company or any of its Affiliates at any time during the immediately preceding twelve (12) month period.

13. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld and remitted by the Company under applicable law.

14. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into, an Affiliate or any Person or transfer all or substantially all of its properties, stock, or assets to an Affiliate or any Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, and their respective successors, executors, administrators, heirs and permitted assigns.

15. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the

Company or, in the case of the Company, at its principal place of business, attention of the Chair of the Board, or to such other address as either party may specify by notice to the other actually received.

18. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes and terminates all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment with the Company.

19. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

20. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

22. Governing Law. This is an Ontario contract and shall be construed and enforced under and be governed in all respects by the laws of the Province of Ontario, without regard to the conflict of laws principles thereof.

23. Independent Legal Advice. The Executive acknowledges that he has been advised to obtain, and that he has obtained or has been afforded the opportunity to obtain, independent legal advice with respect to this Agreement and that he understands the nature and consequences of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the Effective Date.

THE EXECUTIVE:	THE COMPANY:

CANADA GOOSE PRODUCTS INC.

/s/ Daniel Reiss	By:	/s/ Ryan Cotton
Daniel Reiss		Name: Ryan Cotton
Title: Director

Signature Page to Reiss Employment Agreement

EXHIBIT A

Polar Bears International

EXHIBIT B

RELEASE

In consideration of the terms and conditions set out in the Employment Agreement between Canada Goose Products Inc. (the “Company”) and the undersigned dated December 9, 2013 (the “Employment Agreement”), and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned (the “Releasor”, which term includes the undersigned’s heirs, executors, estate trustees, personal representatives and administrators), hereby remises, releases and forever discharges the Company and its Affiliates (as defined in the Employment Agreement) and their respective directors, officers, agents, shareholders, servants and employees (the “Releasees”, which term includes their respective successors, assigns, heirs, executors, estate trustees, personal representatives and administrators) of and from all actions, causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, claims and demands of every nature and kind whatsoever, known or unknown, suspected or unsuspected, which the Releasor ever had, now has or may hereafter have against the Releasees, or any of them, for or by reason of, or in any way arising out of the Releasor’s employment with and/or termination of employment with the Company, including but not limited to any claims or entitlements to salary, bonus, incentive compensation, vacation pay, leave, benefits, long-term disability benefits, expenses, overtime pay, notice of termination, pay in lieu of notice of termination, termination pay or severance pay, wrongful dismissal damages, whether arising by contract (express or implied), common law, in equity or pursuant to any statute or regulation of Canada or any province including the Ontario Human Rights Code (having discussed or otherwise canvassed any and all human rights complaints, claims or concerns arising out of or with respect to the Releasor’s relationship with the Releasees) and Employment Standards Act, 2000. Notwithstanding anything else contained herein, nothing herein shall release, remise or discharge the Company and its Affiliates from any obligations any of them may have (i) to indemnify the undersigned as an officer and/or director of the Company and/or any of its Affiliates under any agreement, document or applicable laws, and (ii) to the undersigned under the Employment Agreement following the termination of the undersigned’s employment with the Company.

It is understood and agreed that, for the said consideration, the Releasor has not and will not make any claim or take any proceeding in connection with the claims released herein, including any claim or proceeding against any other person or party who may claim contribution or indemnity from the Releasees by virtue of said claim or proceeding.

It is understood and agreed that the amounts provided or to be provided to the Releasor are intended to be inclusive of, and not in addition to, any benefits and allowances or obligations prescribed by applicable employment standards legislation and are in full satisfaction of all obligations under such legislation, including the notice, termination pay and benefits requirements and entitlements of such legislation.

The Releasor expressly declares that, other than as provided for in Section 5(d)(iii) of the Employment Agreement, he has no claim of any nature or kind to any entitlement whatsoever arising under or from any group health or welfare insurance policy maintained by the Releasees for the benefit of its employees including disability or life insurance plans.

For the said consideration, the Releasor further covenants and agrees to save harmless and indemnify the Releasees from and against all claims, charges, taxes or penalties and demands which may be made by the appropriate taxing authorities in Canada and any province requiring the Releasees or any one of them to pay income tax, charges or penalties under applicable statutes and regulations in respect of income tax payable by the Releasor in respect of the services the Releasor rendered to the Releasees.

The Releasor acknowledges that he has obtained independent legal advice with respect to the matters addressed in this Release and hereby voluntarily accepts the said terms for the purpose of making full and final compromise, adjustment and settlement of all claims as aforesaid.

Dated this          day of                     , 20    .

DANI REISS	WITNESS’ NAME:

EXHIBIT D

Canada

Alberta

British Columbia

Manitoba

New Brunswick

Newfoundland and Labrador

Nova Scotia

Ontario

Prince Edward Island

Quebec

Saskatchewan

United States

Colorado

Massachusetts

New York State